Exhibit 99.1

Investor Contact: W. Scott Wenhold

Graphic Packaging Corporation

770-644-3062

GRAPHIC PACKAGING ELECTS DANIEL J. BLOUNT AS CFO

Marietta, GA., September 29, 2005 – Graphic Packaging Corporation (NYSE: GPK) today announced the election of Daniel J. Blount as the Company’s Senior Vice President and Chief Financial Officer. Mr. Blount has served as the acting CFO since September 1, 2005.

Dan was elected Senior Vice President and CFO of Riverwood Holding, Inc. in September 1998, a position he held until the closing of the merger between Graphic Packaging International Corporation and Riverwood Holding, Inc. Since the merger, Dan has served as the Senior Vice President of Integration responsible for achieving the synergies outlined in the merger agreement between the two companies.  Prior to joining the Company, Dan spent 13 years at Montgomery Kone where he most recently served as Senior Vice President of Finance. Prior to Montgomery Kone, Dan served in various financial roles with United Technologies and Ernst & Young. He will report directly to Stephen M. Humphrey, the Company’s President and CEO. Dan replaces John T. Baldwin who resigned on August 31, 2005.

About Graphic Packaging Corporation

Graphic Packaging Corporation, headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions to multinational food, beverage and other consumer products companies. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.